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                                                                   Exhibit (d.4)

                                                 [LOGO] iShares(R)

                                                 Barclays Global Investors
                                                 400 Howard Street
                                                 San Francisco, CA 94105
                                                 1-800-iShares (1-800-474 -2737)
                                                 www.iShares.com

August 11, 2008

iShares Trust
400 Howard Street
San Francisco, California 94105

Fee Waiver Agreement

Ladies and Gentlemen:

Reference is made to the investment advisory agreement by and between Barclays Global Fund Advisors ("BGFA") and iShares Trust (the "Advisory Agreement"), pursuant to which BGFA provides investment advisory services to, and receives compensation for such services from, the iShares MSCI All Country Asia ex Japan Index Fund (the "Fund"), a series of iShares Trust, at the rates set forth in the Advisory Agreement (each, an "Advisory Fee").

The Fund may make certain investments in other series of iShares Trust and iShares, Inc. in accordance with the investment policies disclosed in its prospectus, and may, thereby, bear indirectly certain "Acquired Fund Fees and Expenses" as defined by the SEC in the instructions to Form N-1A. BGFA hereby agrees to waive a portion of the Advisory Fee it is entitled to receive from the Fund, in an amount equal to the Acquired Fund Fees and Expenses the Fund incurs through its investment in other series of iShares Trust and iShares, Inc.

This agreement is not part of the Advisory Agreement and is not subject to amendment, continuation, and termination provisions of the Advisory Agreement.

This agreement is effective as of August 11, 2008 and shall remain in effect until November 30, 2009, unless earlier terminated by the written agreement of iShares Trust and BGFA.

Sincerely,

BARCLAYS GLOBAL FUND ADVISORS


By:    /s/ Raman Suri
       ------------------------------
Name:  Raman Suri
Title: Managing Director


By:    /s/ Joanna M. Callinicos
       ------------------------------
Name:  Joanna M. Callinicos
Title: Principal

Associate of Barclays Global Investors Services (BGIS). Certain funds are distributed by SEI Investments Distribution Co. (SEI). Securities are marketed by BGIS, a subsidiary of Barclays Global Investors, N.A., neither of which is affiliated with SEI.